Exhibit 99.1

OMEGA FLEX, INC.
Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 21, 2010	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2010:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended June 30:	2010	2009

Revenues	$10,715,000	$10,124,000
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Net income	$662,000	$641,000
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Earnings per share - basic and diluted	$0.07	$0.06
	====	====

Weighted average shares - basic and diluted	10,091,822	10,091,822
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Six Months Ended June 30:	2010	2009

Revenues	$22,406,000	$20,217,000
	=========	=========

Net income	$1,737,000	$1,033,000
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Earnings per share - basic and diluted	$0.17	$0.10
	====	====

Weighted average shares - basic and diluted	10,091,822	10,092,579
	========	========

Kevin R. Hoben, President and CEO, indicated the Company’s 2nd quarter 2010 Revenues improved $591,000 (5.8%) from Revenues in the 2nd quarter 2009, and Net Income also increased modestly by $21,000 (3.3%) over the same period.  Regarding the six-month results, Revenues were $2,189,000 (10.8%) above Revenues in the same period in 2009 and Net Income in 2010 increased $704,000 (68.2%) over the same period.

The increase in Revenue and Net Income for the six-months ended June 30, 2010, demonstrates a rise in customer demand for the Company’s proprietary products, which has aided the Company’s efforts to generate profits in a soft construction environment.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.